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                           INSIGNIA PROPERTIES TRUST
                     ARTICLES OF AMENDMENT AND RESTATEMENT

         Insignia Properties Trust, a Maryland real estate investment trust, hereby certifies as follows:

         FIRST: Insignia Properties Trust desires to amend and restate its Declaration of Trust as currently in effect.

         SECOND: The amendments to and the restatement of the Declaration of Trust set forth herein shall become effective on the date and at the time that these Articles of Amendment and Restatement are filed with and accepted for record by the State Department of Assessments and Taxation of the State of Maryland.

         THIRD: The following are the provisions of the Declaration of Trust currently in effect and as amended hereby:

                                   ARTICLE I

                         THE TRUST; CERTAIN DEFINITIONS

                  SECTION 1.1. NAME. The name of the trust (hereinafter called the "TRUST") is:

                           Insignia Properties Trust

                  The Trust shall have the authority to operate under an assumed name or names in such state or states, or any political subdivision thereof, in which it would not be legal, practical or convenient to operate in the name of the Trust. The Board of Trustees (as defined herein) shall have the authority to file such assumed name certificates or other instruments in such places as may be required by applicable law to operate under such assumed name or names.

                  SECTION 1.2. RESIDENT AGENT. The name and address of the resident agent of the Trust in the State of Maryland is The Prentice-Hall Corporation Systems, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The Trust may have such offices or places of business within or without the State of Maryland as the Trustees may from time to time determine.

                  SECTION 1.3. NATURE OF TRUST. The Trust is a real estate investment trust within the meaning of Title 8 (as hereinafter defined). The Shareholders (as defined herein) shall be beneficiaries in that capacity in accordance with the rights conferred upon them hereunder. The Trust is not intended to be, and shall not be treated as, a general partnership, limited partnership, joint stock association or a corporation.

                  SECTION 1.4. PURPOSE AND BUSINESS. The purpose and nature of the business to be conducted by the Trust is (i) to conduct any business that may be lawfully conducted by a real estate investment trust organized pursuant to the Title 8; provided, however, that such business shall be conducted in such a manner as to permit the Trust at all times to qualify as a real estate investment trust under Title 8 and the Code (as hereinafter defined) unless the Board


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of Trustees determines that it is no longer in the best interest of the Company to conduct business as a real estate investment trust, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own any interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing.

                  SECTION 1.5. POWERS. The Trust shall have all of the powers granted to real estate investment trusts generally by Title 8 and shall have all other and further powers as are not inconsistent with, and are appropriate to promote and attain, the purposes of the Trust as set forth in this Declaration of Trust (as hereinafter defined). In addition, it is intended that the business of the Trust will be conducted so that the Trust will qualify (so long as such qualification, in the opinion of the Trustees, is advantageous to the Trust) as a real estate investment trust under the REIT Provisions of the Code (as hereinafter defined).

                  SECTION 1.6. DEFINITIONS. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

                  "AFFILIATE" or "AFFILIATED" means, as to any corporation, partnership, limited liability company, trust or other association, any Person (as hereinafter defined) which controls, is controlled by, or is under common control with, such corporation, partnership, limited liability company, trust or other association. As used in this definition "control" (including with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "BOARD" or "BOARD OF TRUSTEES" means the Board of Trustees of the Trust.

                  "CODE" means the Internal Revenue Code of 1986, as amended, the regulations promulgated and rulings issued thereunder and any successor regulations which may be promulgated thereunder.

                  "DECLARATION" or "DECLARATION OF TRUST" means this Declaration of Trust, including any amendments or supplements hereto.

                  "PERSON" means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
Section 509(a) of the Code, joint stock company or other entity, or any governmental agency or political subdivision thereof, and includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "REIT PROVISIONS OF THE CODE" means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

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                  "SECURITIES" means Shares (as hereinafter defined), any
stock, shares or other evidences of equity, beneficial or other interests, voting trust certificates, bonds, debentures, notes or evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

                  "SECURITIES OF THE TRUST" means any Securities issued by the Trust.

                  "SHAREHOLDERS" means holders of record of outstanding Shares.

                  "SHARES" means transferable units of beneficial interest of the Trust of any class or series.

                  "TITLE 8" means Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, or any successor statute.

                  "TRUSTEE" means each of the individuals who are duly elected and qualify as trustees of the Trust hereunder, in each case as long as he or she continues in office.

                  "TRUST PROPERTY" means any and all property, real, personal, mixed or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust or the Trustees.

                                   ARTICLE II

                                    TRUSTEES

                  SECTION 2.1. CLASSIFICATION AND NUMBERS.

                  (a) The number of the Trustees shall be determined from time to time by resolution of the Board of Trustees, provided that there shall not be less than three Trustees. Whenever the Trustees shall increase the size of the Board of Trustees then the resulting vacancy or vacancies may be filled in accordance with Section 2.3 hereof. In no case will a decrease in the number of Trustees shorten the term of any incumbent Trustee. Except for the initial terms of Category I and Category II Trustees, as set forth below, the term of office of each Trustee shall be three years and until the election and qualification of his or her successor. Trustees may succeed themselves in office. Trustees shall be individuals who are at least 21 years old and not under legal disability. No Person shall qualify as a Trustee until he or she shall have agreed in writing to be bound by this Declaration of Trust. No Trustee shall be required to give any bond, surety or securities to secure the performance of his or her duties or obligations hereunder. The Trustees shall receive such fees for their services and expenses as the Board of Trustees shall determine from time to time.


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                  (b) The Trustees of the Trust shall be classified, with
respect to the terms for which they severally hold office, into three classes, as nearly equal in number as possible, one class ("CATEGORY I") to hold office initially for a term expiring at the first annual meeting of Shareholders, another class ("CATEGORY II") to hold office initially for a term expiring at the second succeeding annual meeting of Shareholders and another class ("CATEGORY III") to hold office initially for a term expiring at the third succeeding annual meeting of Shareholders. The Trustees of each class shall, following their initial term, hold office for a term of three years and until their respective successors shall have been duly elected and qualified. Shareholder votes to elect Trustees shall be conducted in the manner provided in the Trust's Bylaws.

                  (c) The name, address and category of Trustees to which each Trustee belongs for each of the Trustees serving at the time of this amendment and restatement of this Declaration of Trust are:

                                                                     Trustee
Name                             Address                            Category
----                             -------                            ---------

Frank M. Garrison   One Insignia Financial Plaza                   Category I
                    P.O. Box 1089
                    Greenville, South Carolina 29601

James A. Aston      One Insignia Financial Plaza                   Category II
                    P.O. Box 1089
                    Greenville, South Carolina 29601

Andrew L. Farkas                 One Insignia Financial Plaza      Category III
                    P.O. Box 1089
                    Greenville, South Carolina 29601

                  SECTION 2.2. RESIGNATION, REMOVAL OR DEATH. Any Trustee may resign by written notice to the remaining Trustees, effective upon execution and delivery to the Trust of such written notice or upon any future date specified in the notice. Subject to the rights of the holders of any class of Preferred Shares (as defined herein) designated by the Board pursuant to
Section 4.4 hereof, a Trustee may be removed only for Cause (as hereinafter defined), at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote in the election of Trustees. As used herein, "CAUSE" shall mean the entry of a final, nonappealable judgment by the highest court having proper jurisdiction over such matter determining that the Trustee has committed fraud or willful malfeasance with respect to the Trust. Upon the resignation or removal of any Trustee, or his or her otherwise ceasing to be a Trustee, he or she shall automatically cease to have any right, title or interest in and to the Trust Property other than as a shareholder, and shall execute and deliver such documents as the remaining Trustees shall reasonably require for the conveyance of any Trust Property held in his or her name, and shall account to the remaining Trustees as they require for all property which he or she holds as Trustee. Upon the incapacity or death of any Trustee, his or her legal representatives shall perform the acts provided for in the preceding sentence.

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                  SECTION 2.3. VACANCIES. The resignation, removal, termination or death of any or all of the Trustees shall not terminate the Trust or affect its continuity. Subject to the rights of the holders of any class of Preferred Shares designated by the Board pursuant to Section 4.4 hereof, any vacancy on the Board of Trustees, whether resulting from resignation, removal, termination or death or as a result of an increase in the number of Trustees, may be filled by a majority of the Trustees of the same class as the vacant Trustee then in office, even if less than a quorum, or by the sole remaining Trustee of the same class as the vacant Trustee or if there be no remaining Trustees of that class by the vote of a majority of the remaining Trustees, even if less than a quorum. Any Trustee elected to fill a vacancy as provided herein shall hold office for the full remaining term of his or her predecessor subject to Section
2.2 hereof.

                  SECTION 2.4. ACTIONS BY AND MEETINGS OF TRUSTEES. The Trustees may act with or without a meeting. Except as otherwise provided herein, any action of a majority of Trustees present at a duly convened meeting of the Trustees at which a quorum is present shall be the action of the Board of Trustees. A quorum for meetings of the Trustees shall be a majority of the entire Board of Trustees. Action may be taken without a meeting only by unanimous consent of all of the Trustees then in office (and only if not less than a quorum) and shall be evidenced by a written certificate or instrument signed by all of such Trustees. Meetings may otherwise be held and conducted in the manner prescribed by the Bylaws of the Trust. Any action taken by Trustees in accordance with the provisions of this Section 2.4 shall be conclusive and binding upon the Trust, upon the Trustees, and upon the Shareholders, as an action of all the Trustees, collectively, and of the Trust.

                  SECTION 2.5. LEGAL TITLE. Legal title to all Trust Property shall be vested in the Trust, but the Trust may cause legal title to any Trust Property to be held by or in the name of any or all of the Trustees or any other Person as nominee. Any right, title or interest of the Trustees in and to the Trust Property shall automatically vest in successor and additional Trustees upon their qualifications and acceptance of election or appointments as Trustees, and they shall thereupon have all the rights and obligations of Trustees. Written evidence of the qualification and acceptance of election or appointment of successor and additional Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Trust or Trustees may deem necessary or desirable.

                  SECTION 2.6. POWERS OF TRUSTEES. Subject to the express limitations, and other provisions, herein or in the Bylaws, the business and affairs of the Trust shall be managed under the direction of the Board of Trustees, and the Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business and affairs of the Trust as if they in their own right, were the sole owners thereof. The Trustees may take any actions as in their sole judgment and discretion are necessary or desirable to conduct the business of the Trust and may exercise, on behalf of the Trust, all of the powers granted to, or held by, the Trust in accordance with Section 1.5 of this Declaration of Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Trustees. Any construction of this Declaration or determination made in good faith by the Trustees concerning their powers and authority hereunder shall be conclusive. The powers of the Trustees shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trustees under the laws of the State of

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Maryland as now or hereafter in force. The Trustees shall have exclusive power to adopt, amend and repeal the Bylaws of the Trust.

                  SECTION 2.7. ELECTION OF OFFICERS. The Trustees may annually elect a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer, one or more Chief Operating Officers, a President, one or more Vice Presidents, a Secretary, a Treasurer, Assistant Secretaries, Assistant Treasurers, and such other officers as the Trustees shall deem proper. Except as may be required under the laws of the State of Maryland, the officers of the Trust need not be Trustees. All officers and agents of the Trust shall have such authority, and perform such duties, in connection with the management of the Trust as may be provided in the Bylaws or as may be determined by the Trustees and not inconsistent with the Bylaws. Any officer or agent elected or appointed by the Trustees may be removed by the Trustees, with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Election or appointment of any officer or agent shall not of itself bestow any contract rights. The Board of Trustees shall fix the compensation of all officers from time to time.

                  SECTION 2.8. COMMITTEES OF TRUSTEES; DELEGATION OF POWERS AND DUTIES OF COMMITTEES, TRUSTEES, OFFICERS AND EMPLOYEES. The Trustees may, in their discretion, by resolution passed by a majority of the Trustees, designate from among their members one or more committees composed of one or more Trustees. The Trustees may designate one or more Trustees as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them; provided, however, that no committee shall have the power to (i) authorize dividends on shares of beneficial interest, (ii) issue shares of beneficial interest except pursuant to a general authorization of the entire board or any stock option or other plan or program adopted by the board, (iii) recommend to the shareholders any action which requires shareholder approval, or (iv) amend the bylaws of the Trust. A majority of the members of any such committee shall constitute a quorum for the transaction of business by such committee, and may fix the time and place of its meetings, unless the Board of Trustees shall otherwise provide. The Trustees, by resolution passed by a majority of the Trustees, may at any time change the membership of any such committee, fill vacancies in it, or dissolve it. Subject to any limitations provided in Title 8 or the Bylaws, a majority of the Trustees may authorize any one or more of the Trustees, or any one or more of the officers or employees or agents of the Trust, on behalf of the Trust, to exercise and perform any and all powers granted to the Trustees, and to discharge any and all duties imposed upon the Trustees, and to do any acts and to execute any instruments deemed by such Person or Persons to be necessary or appropriate to exercise such power or to discharge such duties, and to exercise his or her own judgment in so doing.

                  SECTION 2.9. DETERMINATIONS BY BOARD. Without limiting the generality of Section 2.6 hereof, the determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with this Declaration of Trust and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: (a) the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of

                                     - 6 -

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dividends, redemption of Shares or the payment of other distributions with respect to Shares; (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust; and (e) any matters relating to the acquisition, holding and disposition of any assets by the Trust.

                  SECTION 2.10. DUTIES OF TRUSTEES.

                  (a) In General. A Trustee shall perform his or her duties as a Trustee, including his or her duties as a member of a committee of the Board of Trustees on which he or she serves:

                           (i)   In good faith;

                           (ii) In a manner he or she reasonably believes to be in the best interest of the Trust; and

                           (iii) With the care that an ordinarily prudent
                                 person in a like position would use under similar circumstances.

                  (b) Reliance on Information from Others. In performing his or her duties, a Trustee is entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by:

                           (i) An officer or employee of the Trust whom the
                  Trustee reasonably believes to be reliable and competent in the matters presented;

                           (ii) A lawyer, certified public accountant or other
                  person, as to a matter which the Trustee reasonably believes to be within the person's professional or expert competence; or

                           (iii) A committee of the Board of Trustees on which
                  the Trustee does not serve, as to a matter within its designated authority, if the Trustee reasonably believes the committee to merit confidence.

A Trustee is not acting in good faith if he or she has any knowledge concerning the matter in question which would cause such reliance to be unwarranted.

                  (c) Best Interests of the Trust. A Trustee, in determining what is in the best interest of the Trust, shall consider the interests of the shareholders of the Trust and, in his or her sole discretion, may consider (i) the interests of the Trust's employees, suppliers, creditors, customers and partners, and (ii) the long-term as well as short-term interests of the Trust and its shareholders.

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                                  ARTICLE III

                               INVESTMENT POLICY

                  The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the requirements of Title 8 and, as long as the Board of Trustees deems it advantageous for the Trust to qualify as a real estate investment trust (a "REIT") thereunder, the REIT Provisions of the Code (with respect to the composition of the Trust's investments and the derivation of its income). The Board of Trustees shall use its reasonable best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for the tax treatment provided in the REIT Provisions of the Code; provided, however, that (i) if the Board of Trustees determines that it is no longer in the best interests of the Trust for it to continue to qualify as a REIT, the Board of Trustees may revoke or otherwise terminate the Trust's REIT election under the REIT Provisions of the Code, and (ii) no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section
10.2. The Board of Trustees may establish and change from time to time, by resolution or in the Bylaws of the Trust, such additional investment policies as it determines to be in the best interests of the Trustee, including prohibitions or restrictions upon certain types of investments.

                                   ARTICLE IV

                                     SHARES

                  SECTION 4.1. AUTHORIZED SHARES. The Trust shall have authority to issue a total of 500,000,000 shares of beneficial interest in the Trust, which shall be comprised of 100,000,000 preferred shares, par value $.01 per share (the "PREFERRED SHARES"), and 400,000,000 common shares, par value $.01 per share (the "COMMON SHARES"). The Board of Trustees may amend this Declaration from time to time to increase or decrease the aggregate number of authorized Shares or the number of authorized Shares of any class of Shares upon the approval of a two thirds majority of the Trustees comprising the entire Board, provided that any such amendment may not decrease the aggregate number of authorized Shares or the number of any class of Shares below the number of then outstanding Shares or Shares of such class, respectively. The Board of Trustees may from time to time classify or reclassify any unissued Shares by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such Shares.

                  SECTION 4.2. LIQUIDATION. Subject to any preferential rights in favor of any class or series of Preferred Shares, upon liquidation or dissolution of the Trust, each issued and outstanding share of the Common Shares shall be entitled to participate pro rata in the assets of the Trust remaining after payment of, or adequate provisions for, all known and contingent liabilities of the Trust.


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                  SECTION 4.3. COMMON SHARES. Subject to Section 2.1(c) and to
the provisions of Article VI regarding Excess Shares (as such term is defined therein), each of the issued and outstanding Common Shares shall entitle the holder thereof to one vote on all matters presented for a vote of Shareholders.

                  SECTION 4.4. PREFERRED SHARES. Preferred Shares may be issued, from time to time, in one or more series as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees by resolution shall designate that series to distinguish it from all other series and classes of stock of the Trust, shall specify the number of shares to be included in the series and, subject to the provisions of Article VI regarding Excess Shares, shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of Preferred Shares outstanding at the time and notwithstanding any other provision of this Declaration, the Board of Trustees may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series of Preferred Shares by setting or changing, in any one or more respects, from time to time before issuing the shares, subject to the provisions of Article VI regarding Excess Shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms of redemption of the shares of any series of Preferred Shares.

                  SECTION 4.5. SALE OF SHARES. The Trustees, in their discretion, may from time to time issue or sell, or contract to issue or sell, Shares or other Securities of the Trust to such party or parties and for such form and amount of consideration at such time or times, and on such terms as the Trustees may deem appropriate. Without limiting the generality of the foregoing, the Trustees may, in their discretion, issue, sell or contract to sell options, warrants, rights or other Securities exercisable or exchangeable for, or convertible into, Shares. In connection with any issuance of Shares, the Board of Trustees, in their discretion, may provide for the issuance of fractional Shares or may provide for the issuance of scrip for fractions of Shares and determine the terms of such scrip, including, without limiting the generality of the foregoing, the time within which any such scrip must be surrendered in exchange for Shares and the right, if any, of holders of scrip upon the expiration of the time so fixed to receive proportional distributions, and the right, if any, to redeem scrip for cash, or the Trustees may, in their discretion, or if they see fit at the option of each holder, provide in lieu of scrip for the adjustment of fractions in cash. In addition the Trustees may authorize Share dividends and Share splits. All Shares issued hereunder shall be, when issued and the consideration therefor received by the Trust, fully paid, and no assessment shall ever be made upon the Shareholders. Ownership of Shares shall be evidenced by certificates in such form as shall be determined by the Trustees from time to time in accordance with the laws of the State of Maryland. The certificates shall be negotiable and title to the Shares evidenced thereby shall be transferred by assignment or delivery in all respects in the same manner as a stock certificate of a Maryland corporation.

                  SECTION 4.6. REPURCHASED SHARES. The Trust may repurchase or otherwise acquire its own Shares, and for this purpose the Trust may create and maintain such reserves as the Trustees may deem necessary and proper. Shares issued hereunder and purchased or

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otherwise acquired for the account of the Trust become authorized but unissued
Shares of the Trust.

                  SECTION 4.7. TRANSFERABILITY OF SHARES. Subject to Section 6.19, shares in the Trust shall be transferable in accordance with the procedure prescribed from time to time in the Trust's Bylaws. The Persons in whose name the Shares are registered on the books of the Trust shall be deemed the absolute owners thereof and, until a transfer is effected on the books of the Trust, the Trustees shall not be affected by any notice, actual or constructive, of any transfer.

                  SECTION 4.8. EFFECT OF TRANSFER OF SHARES UPON DEATH, INSOLVENCY OR INCAPACITY OF SHAREHOLDERS. Neither the transfer of Shares nor the death, insolvency or incapacity of any Shareholder shall operate to dissolve or terminate the Trust, nor shall it entitle any transferee, legal representative or other Person to a partition of the property of the Trust or to an accounting.

                  SECTION 4.9. DECLARATION OF TRUST AND BYLAWS. All Persons who shall acquire Shares shall acquire the same subject to the provisions of this Declaration of Trust and the Bylaws of the Trust.

                  SECTION 4.10. PREEMPTIVE AND APPRAISAL RIGHTS. Except as may be expressly provided by the Board of Trustees in establishing any specific class or series of Shares pursuant to Section 4.1 or Section 4.4 hereof, no holder of Shares shall, in such capacity: (a) have any preemptive right to purchase or subscribe for any additional Shares or any other Securities of the Trust which the Trust may issue or sell or (b) except as expressly required by Maryland law, have any right to require the Trust to pay him or her the fair value of his or her Shares in an appraisal or similar proceeding.

                  SECTION 4.11. SEPARATE CLASSES. Each class of Preferred Shares and of Common Shares shall be considered a separate class of Shares for all purposes.

                                   ARTICLE V

                              CERTAIN TRANSACTIONS

                  SECTION 5.1. CONTRACTS WITH THIRD PARTIES; DELEGATION OF AUTHORITY. Subject to Section 5.2 and such other conditions, if any, as may be required by any applicable statute or regulation, the Board of Trustees may authorize the execution and performance by the Trust of one or more agreements with any Person or other organization (whether or not an Affiliate of the Trust) whereby, subject to the supervision and control of the Board of Trustees, such Person or its Affiliates shall render or make available to the Trust, and any other entity directly or indirectly controlled or owned, in whole or in part, by the Trust, managerial, administrative, banking, investment, advisory, property management, asset management, partnership management and/or related services upon such terms and conditions as may be provided in such agreement or agreements. In connection with the foregoing, the Board of Trustees may grant

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or delegate to such Person and its Affiliates such authority and power over the business, properties and affairs of the Trust as it may deem appropriate.

                  SECTION 5.2. RELATED PARTY TRANSACTIONS. The Board of Trustees may authorize any agreement of the character described in Section 5.1, or any other transaction, agreement or arrangement, with any Person although one or more of the Trustees or officers of the Trust may be a party to any such agreement or an officer, director, shareholder, partner, member, trustee or Affiliate of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the existence of any such relationship, if either (i) the existence of such relationship is disclosed to or known by (A) the Board of Trustees and the contract or transaction is approved by a majority of the Board of Trustees other than any Trustee who is a party to such agreement or an officer, director, shareholder, partner, member, trustee or Affiliate of such other party, even if those disinterested Trustees constitute less than a quorum, or (B) the shareholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by shareholders entitled to vote other than votes of shares owned of record or beneficially by the interested director or such other party, or (ii) the contract or transaction is fair and reasonable to the Trust. Any Trustee who is a party to such an agreement or is an officer, director, shareholder, partner, member, trustee or Affiliate of such other party may be counted in determining the existence of a quorum at any meeting of the Board of Trustees considering such matter.

                                   ARTICLE VI

                            RESTRICTION ON TRANSFER,
                      ACQUISITION AND REDEMPTION OF SHARES

                  SECTION 6.1. DEFINITIONS. For the purposes of this Article VI, the following terms shall have the following meanings:

         "BENEFICIAL OWNERSHIP" shall mean ownership of Shares by a Person who would be treated as an owner of such Shares under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "BENEFICIAL OWNER," "BENEFICIALLY OWNS," and cognates thereof shall have the correlative meanings.

         "BENEFICIARY" shall mean any organization that is exempt from federal income taxation under Section 501(c)(3) and to which contributions are deductible under Section 170(c) of the Code, which organization shall be designated a beneficiary (as determined pursuant to Section 6.19) of an interest in the Special Trust (created pursuant to Section 6.15) representing Excess Shares; provided, however, that the Excess Shares would not be considered Excess Shares in the hands of such beneficiary. The term "BENEFICIARIES" shall have the correlative meaning.

         "EXCESS SHARES" shall have the meaning ascribed to it in Section 6.3.

         "EXISTING HOLDER" shall mean (a) any Person who is the Beneficial Owner of Shares in excess of the Ownership Limit, so long as, but only so long as, such Person Beneficially Owns

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Shares in excess of the Ownership Limit and (b) any Person to whom an Existing
Holder Transfers, subject to the limitations provided in this Article VI, Beneficial Ownership of Shares causing such transferee to Beneficially Own Shares in excess of the Ownership Limit.

         "EXISTING HOLDER LIMIT" shall mean (a) for any Existing Holder who is an Existing Holder by virtue of clause (a) of the definition thereof, initially, the percentage of the outstanding Shares Beneficially Owned by such Existing Holder and, after any adjustment pursuant to Section 6.9, shall mean such percentage of the outstanding Shares as so adjusted; and (b) for any Existing Holder who becomes an Existing Holder by virtue of clause (b) of the definition thereof, initially, the percentage of the outstanding Shares Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, but in no event shall such percentage be greater than the Existing Holder Limit for the Existing Holder who Transfers Beneficial Ownership of Shares to such transferee Existing Holder or, in the case of more than one transferor, in no event shall such percentage be greater than the smallest Existing Holder Limit of any transferring Existing Holder, and, after any adjustment pursuant to Section 6.9, shall mean such percentage of the outstanding Shares as so adjusted. Prior to the Restriction Termination Date, the Secretary of the Trust shall maintain and, upon request, make available to each Existing Holder a schedule which sets forth the then current Existing Holder Limit for such Existing Holder.

         "MARKET PRICE" shall mean, with respect to any class of Shares, the last reported sales price reported on the New York Stock Exchange, Inc. (the "EXCHANGE") of such class of Shares on the trading day immediately preceding the relevant date, or if not then traded on the Exchange, the last reported sales price on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such class of Shares may be traded, or if not then traded over any exchange or quotation system, then the market price of such class of Shares on the relevant date as determined in good faith by the Board of Trustees.

         "OWNERSHIP LIMIT" shall initially mean that number of Shares which represents the lesser of (a) 9.8% of the number of outstanding Shares and (b) 9.8% of the value of outstanding Shares, and after any adjustment as set forth in Section 6.10, shall mean such greater percentage of the outstanding Shares as so adjusted. The number and value of outstanding Shares shall be determined by the Board of Trustees in good faith, which determination shall be conclusive for all purposes hereof.

         "PERSON" shall mean a Person as defined in Article I but solely for purposes of this Article VI shall not include an underwriter that participated in a public offering of Shares for the 25-day period immediately following the purchase by such underwriter of such Shares.

         "PURPORTED BENEFICIAL HOLDER" shall mean, with respect to any event, other than a purported Transfer which results in Excess Shares, the Person for whom the Purported Record Holder of the Shares that pursuant to Section 6.3 were automatically converted into Excess Shares upon the occurrence of such event held such Shares.

         "PURPORTED BENEFICIAL TRANSFEREE" shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported

Record Transferee would have acquired Shares, if such Transfer had been valid under Section 6.2.

         "PURPORTED OWNER" shall mean any Purported Beneficial Holder, Purported Beneficial Transferee, Purported Record Holder or Purported Record Transferee, as the case may be.

         "PURPORTED OWNER LIMITATION" shall mean, as to a Purported Owner, on a Share-by- Share basis, an amount not exceeding the lesser of: (a) (i) if the Purported Owner gave value for such Shares converted into Excess Shares, the price per Share that such Purported Owner paid in the purported Transfer for the Shares that were converted into such Excess Shares, or (ii) if the Purported Owner did not give value for such Shares converted into Excess Shares (through a gift, devise or otherwise), a price per Share equal to the Market Price for such converted Shares on the date of the purported Transfer or such other event which results in Excess Shares; and (b) the price per Share received by the Special Trustee from the sale, exchange or other disposition of the Excess Shares.

         "PURPORTED RECORD HOLDER" shall mean with respect to any event, other than a purported Transfer which results in Excess Shares, the record holder of the Shares that, pursuant to Section 6.3, were automatically converted into Excess Shares upon the occurrence of such event.

         "PURPORTED RECORD TRANSFEREE" shall mean, with respect to any purported Transfer which results in Excess Shares, the Person who would have been the record holder of the Shares, if such Transfer had been valid under
Section 6.2.

         "RESTRICTION TERMINATION DATE" shall mean the first day on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or to continue to, qualify under the REIT Provisions of the Code.

         "SPECIAL TRUST" shall mean any special trust created pursuant to
Section 6.15.

         "SPECIAL TRUSTEE" shall mean a trustee of any Special Trust, designated by the Trust and unaffiliated with the Trust or any prohibited transferee or Purported Owner of Excess Shares.

         "TRANSFER" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares, including without limitation (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares, whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

             SECTION 6.2.  OWNERSHIP LIMITATION.
                           ---------------------

         (a) Except as provided in Section 6.12, prior to the Restriction Termination Date, no Person other than an Existing Holder shall Beneficially Own Shares in excess of the Ownership Limit, and no Existing Holder shall Beneficially Own Shares in excess of the Existing Holder Limit for such Existing Holder.

         (b) Except as provided in Section 6.12, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person other than an Existing Holder Beneficially Owning Shares in excess of the Ownership Limit shall be void ab initio as to the Transfer of such number of Shares as would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in or to such number of Shares.

         (c) Except as provided in Sections 6.9 and 6.12, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Shares in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such number of Shares as would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit, and such Existing Holder shall acquire no rights in or to such number of Shares.

         (d) Except as provided in Section 6.12, prior to the Restriction Termination Date, any Transfer that, if effective, would result in Shares being owned by less than 100 Shareholders (determined without reference to any rules of attribution) shall be void ab initio and the intended transferee shall acquire no rights in or to such Shares.

         (e) Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Trust being "closely held" within the meaning of
Section 856(h) of the Code shall be void ab initio as to the Transfer of such number of Shares which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code, and the intended transferee shall acquire no rights in or to such number of Shares.

             SECTION 6.3.  EXCESS SHARES.
                           --------------

         (a) If, notwithstanding the other provisions contained in this Article VI, at any time prior to the Restriction Termination Date, there is a purported Transfer such that any Person would Beneficially Own Shares in excess of the applicable Ownership Limit or Existing Holder Limit, then, except as otherwise provided in Sections 6.9 and 6.12, such number of Shares in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole share) shall automatically be converted into "Excess Shares" and be treated as provided in this Article VI. Such designation and treatment shall be effective as of the close of business on the business day immediately prior to the date of the purported Transfer.

         (b) If, notwithstanding the other provisions contained in this Article VI, at any time prior to the Restriction Termination Date, there is a purported Transfer which, if effective, would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then the Shares being Transferred which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall automatically be converted into Excess Shares and be treated as provided in this Article VI. Such designation and treatment shall be effective as of the close of business on the business day immediately prior to the date of the purported Transfer.

         (c) If, at any time prior to the Restriction Termination Date, an event other than a purported Transfer (an "EVENT") occurs (including, without limitation, a change in the Trust's capital structure) which would cause any Person to Beneficially Own Shares in excess of the applicable Ownership Limit or Existing Holder Limit, then, except as otherwise provided in Sections 6.9 and 6.12, Shares Beneficially Owned by such Person shall be automatically converted into Excess Shares to the extent necessary to eliminate such excess ownership. Such conversion shall be effective as of the close of business on the business day immediately prior to the date of the Event. In determining which Shares are converted, Shares directly held or Beneficially Owned by any Person who caused the Event to occur shall be converted before any Shares not so held are converted. Where several such Persons exist, the conversion shall be pro rata.

                  SECTION 6.4. PREVENTION OF TRANSFER. If the Board of Trustees or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 6.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any Shares in violation of
Section 6.2, the Board of Trustees or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraphs Section 6.2(b), (c) and (e) shall automatically result in the designation and treatment described in Section 6.3, irrespective of any action (or non-action) by the Board of Trustees.

                  SECTION 6.5. NOTICE TO TRUST. Any Person who acquires or attempts to acquire Shares in violation of Section 6.2, or any Person who is a transferee such that Excess Shares result under Section 6.3, shall immediately give written notice or, in the event of a proposed or attempted acquisition, give at least 15 days prior written notice, to the Trust of such event, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Trust's status as a REIT.

                  SECTION 6.6. INFORMATION FOR TRUST. Prior to the Restriction Termination Date:

         (a) Every Beneficial Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding Shares shall, within 30 days after January 1 of each year (or within such shorter period as may be reasonably requested by the Trust), give written notice to the Trust stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Trust such additional information as the Trust may reasonably request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT under the REIT Provisions of the Code.

         (b) Each Person who is a Beneficial Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner shall immediately provide to the Trust such information as the Trust may reasonably request in order to determine the Trust's status as a REIT under the REIT Provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                  SECTION 6.7. OTHER ACTION BY BOARD. Nothing contained in this
Article VI shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of the Shareholders by preservation of the Trust's status as a REIT under the REIT Provisions of the Code.

                  SECTION 6.8. AMBIGUITIES. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.1 and any ambiguity with respect to which Shares are to constitute Excess Shares in a given situation, the Board of Trustees shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

                  SECTION 6.9. MODIFICATIONS OF EXISTING HOLDER LIMITS. The Existing Holder Limits may be modified as follows:

         (a) Subject to the limitations provided in Section 6.11, the Board of Trustees may grant stock options which result in Beneficial Ownership of Shares by an Existing Holder pursuant to a stock option plan approved by the Board of Trustees and/or the Shareholders. Any such grant shall be deemed to increase, without any further action by the Board of Trustees, the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section
6.11 to permit the Beneficial Ownership of the Shares issuable upon the exercise of such stock option.

         (b) Subject to the limitations provided in Section 6.11, an Existing Holder may elect to participate in a dividend reinvestment plan or direct stock purchase plan approved by the Board of Trustees which results in Beneficial Ownership of Shares by such participating Existing Holder. Any such participation shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 6.11 to permit Beneficial Ownership of the Shares acquired or which can be acquired as a result of such participation.

         (c) The Board of Trustees will reduce the Existing Holder Limit for any Existing Holder following a Transfer permitted by this Article VI by the percentage of the total outstanding Shares so Transferred by such Existing Holder, or after the lapse (without exercise) of a stock option described in
Section 6.9(a), by the percentage of the total outstanding Shares that the stock option, if exercised, would have represented.

                  SECTION 6.10. INCREASES IN OWNERSHIP LIMIT AND EXISTING HOLDER LIMITS. Subject to the limitations provided in Section 6.11, the Board of Trustees may from time to time increase the Ownership Limit or any Existing Holder Limit.

                  SECTION 6.11. LIMITATIONS ON CHANGES IN EXISTING HOLDER AND OWNERSHIP LIMITS.

         (a) Neither the Ownership Limit nor any Existing Holder Limit may be increased if, after giving effect to such increase, five, or fewer, Beneficial Owners of Shares (including all of the then Existing Holders) could Beneficially Own, in the aggregate, more than 50.0% in number or value (determined as provided in the definition of "Ownership Limit" in Section 6.1) of the outstanding Shares.

         (b) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Sections 6.9 or 6.10, the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT under the REIT Provisions of the Code.

         (c) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit.

             SECTION 6.12.  EXEMPTIONS.
                            ----------

         (a) Notwithstanding any other provisions of this Article VI to the contrary, there will be no Existing Holder Limit applicable to Insignia and its Affiliates, individually or in the aggregate, and Insignia may hold an unlimited amount of Shares except to the extent that any holder of shares of stock of Insignia would be deemed, by the rules of attribution, to hold more than the Ownership Limit or the Existing Holder Limit, as the case may be.

         (b) The Board of Trustees may exempt a Person from the Ownership Limit or the Existing Holder Limit as the case may, in its sole and absolute discretion, be, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Trustees to the effect that such exemption will not result in the Trust being "closely held" within Section 856(h) of the Code, and upon such other conditions as the Board of Trustees may direct (including, without limitation, representations, warranties and undertakings by the intended Transferee).

                  SECTION 6.13. LEGEND. Each certificate for Shares shall bear substantially the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR, AMONG OTHER THINGS, THE PURPOSE OF THE TRUST'S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE DECLARATION OF TRUST OF THE TRUST, NO PERSON (UNLESS SUCH PERSON IS AN EXISTING HOLDER) MAY BENEFICIALLY OWN SHARES (WHICH INCLUDES OWNERSHIP BY ATTRIBUTION AS WELL AS DIRECT OWNERSHIP) IN EXCESS OF THAT NUMBER OF SHARES WHICH EQUALS 9.8% (OR SUCH GREATER PERCENTAGE AS MAY BE DETERMINED BY THE BOARD OF TRUSTEES OF THE TRUST) OF THE LESSER OF (A) THE NUMBER OF OUTSTANDING SHARES OF THE TRUST AND (B) THE VALUE OF OUTSTANDING SHARES OF THE TRUST. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN SHARES IN EXCESS OF THE ABOVE LIMITATIONS MUST NOTIFY THE TRUST IN WRITING AT LEAST 15 DAYS PRIOR TO SUCH PROPOSED OR ATTEMPTED TRANSFER. ALL ITALICIZED

         TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE DECLARATION OF TRUST OF THE TRUST, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH SHAREHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE TRANSFER WILL BE VOID AB INITIO AND THE SECURITIES REPRESENTED HEREBY WILL BE DESIGNATED AND TREATED AS EXCESS SHARES WHICH WILL BE HELD IN A SPECIAL TRUST.


                  SECTION 6.14. SEVERABILITY. If any provision of this Article VI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  SECTION 6.15. SPECIAL TRUST FOR EXCESS SHARES. Upon any purported Transfer or Event that results in Excess Shares pursuant to Section 6.3, such Excess Shares shall be deemed to have been transferred to the Special Trustee of a Special Trust for the benefit of such Beneficiary or Beneficiaries to whom an interest in such Special Trust may later be transferred pursuant to
Section 6.19. Excess Shares so held in trust shall be issued and outstanding Shares. The Purported Record Transferee or Purported Record Holder of such Shares shall have no rights in or to such Excess Shares except as specifically provided herein. The Purported Beneficial Transferee or Purported Beneficial Holder of such Shares shall have no rights in or to such Excess Shares except as specifically provided herein.

                  SECTION 6.16. DIVIDENDS FOR EXCESS SHARES. The Purported Owner of Excess Shares shall not be entitled to any dividends or other distributions with respect to such Shares. Any dividend or other distribution paid to a Purported Owner prior to the discovery by the Trust that Shares have become Excess Shares pursuant to this Article VI shall be repaid to the Trust immediately upon notification by the Trust that such dividend or other distribution was paid with respect to Excess Shares, and such dividend or other distribution shall then be remitted by the Trust to the Special Trust. All dividends and other distributions (other than those distributions of Trust assets described in Section 6.17 hereof) with respect to Excess Shares shall inure to the benefit of the Beneficiaries.

                  SECTION 6.17. SALES, EXCHANGES AND LIQUIDATING DISTRIBUTIONS WITH RESPECT TO EXCESS SHARES. Upon (A) the sale or exchange of Excess Shares by the Special Trustee, (B) the voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of, the Trust, or (C) the purchase of Excess Shares by the Trust pursuant to Section 6.20 hereof, the Special Trustee, as holder of the Excess Shares in trust, shall, subject to the Purported Owner Limitation, distribute ratably to the Purported Owner(s), (i) in the case of any liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, any such assets received in respect of the Excess Shares, (ii) in the case of a sale or exchange of Excess Shares by the Special Trustee, the amounts received from such sale or exchange, or (iii) in the case of any purchase of Excess Shares by the Trust pursuant to Section 6.20 hereof, the amounts received from such purchase. Any amounts of Trust assets or amounts received upon the sale, exchange or purchase by the Trust of Excess Shares, in excess of the Purported Owner Limitation, shall be distributed to the Beneficiaries.

         If, notwithstanding the foregoing, a Purported Owner receives an amount from (i) the liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, (ii) the sale or exchange of Excess Shares or (iii) the purchase of Excess Shares by the Trust pursuant to Section
6.20 hereof, that exceeds the Purported Owner Limitation, such Purported Owner shall pay such excess immediately to the Trust, which shall remit such amount to the Special Trustee.

                  SECTION 6.18. VOTING RIGHTS FOR EXCESS SHARES. A Purported Owner of Excess Shares shall not be entitled to vote on any matter and shall be deemed to have given to the Special Trustee an irrevocable proxy, coupled with an interest, to vote the Excess Shares. If a Purported Owner shall vote such Excess Shares before it is discovered that such Shares are Excess Shares, then the vote by such Purported Owner shall be void ab initio.

                  SECTION 6.19. NON-TRANSFERABILITY OF EXCESS SHARES. Excess Shares shall not be transferable by a Purported Owner. Subject to Section 6.20, the Special Trustee of any Excess Shares may freely designate a Beneficiary of an interest in the Special Trust representing such Excess Shares.

                  SECTION 6.20. CALL BY TRUST ON EXCESS SHARES. Excess Shares shall be deemed to have been offered for sale to the Trust or its designee at a price per share equal to: (A) in the case of Excess Shares resulting from a purported Transfer, the lesser of (i) the price per Share in such purported Transfer of the Shares that were converted into such Excess Shares (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust or its designee accepts such offer; and (B) in the case of Excess Shares created by any other Event, the lesser of (i) the Market Price of the Shares that were converted into such Excess Shares on the date of such conversion and (ii) the Market Price of such Shares on the date the Trust or its designee accepts such offer. The Trust shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported Transfer or other Event which resulted in an exchange of Shares for such Excess Shares and (ii) the date the Board of Trustees determines in good faith that a purported Transfer or other Event resulting in an exchange of Shares for such Excess Shares has occurred, if the Trust does not receive a notice of any such Transfer pursuant to Section 6.5.

                                  ARTICLE VII

                                  SHAREHOLDERS

                  SECTION 7.1. MEETINGS OF SHAREHOLDERS. Any action required or permitted to be taken by Shareholders shall be effected at a duly called annual or special meeting of the Shareholders and may not be effected by written consent of the Shareholders. There shall be an annual meeting of the Shareholders at such time and at such a convenient location, either within or without the State of Maryland, as the Trustees shall prescribe, at which Trustees shall be elected or reelected and any other proper business may be conducted. The annual meeting of Shareholders shall be held upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of the Trust's annual report, but in any event such meeting must be held within six months after the end of each full fiscal year. The Chairman of the Board or the President or a majority of the Trustees may call special meetings of the Shareholders. Special meetings of Shareholders may also be called by a majority of the Trustees or by the Secretary upon the written request of the holders of Shares entitled to cast not less than 25% of all votes entitled to be cast at such meeting. If there shall be no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders for the election of successor Trustees. Written or printed notice stating the place, date and hour of the Shareholders' meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the day of the meeting either personally or by mail, by or at the direction of the Trustees or any officer or Person calling the meeting, to each Shareholder of record entitled to vote in such meeting. No other business than that which is stated in the call for a special meeting shall be considered at such meeting.

         Shares representing a majority of the votes entitled to be cast at any meeting represented in Person or by proxy shall, except as otherwise authorized by law or this Declaration of Trust or the Bylaws, constitute a quorum at any such meeting. Whenever any action is to be taken by the Shareholders, it shall, except as otherwise required by law or this Declaration of Trust or the Bylaws, be authorized by a majority of the votes cast at a meeting of Shareholders by holders of Shares entitled to vote thereon.

                  SECTION 7.2. VOTING RIGHTS OF SHAREHOLDERS. Subject to the provisions of any class or series of Shares entitled to vote as a class under the articles supplementary establishing such class or series, the Shareholders shall be entitled to vote only on the following matters: (a) subject to Section 2.1(c), the election or removal of Trustees; (b) except as otherwise provided in Sections 4.1 and 8.2, the amendment of this Declaration of Trust; (c) the voluntary dissolution or termination of the Trust; and (d) the merger or consolidation of the Trust or the sale or other disposition of all or substantially all of the Trust Property. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

                  SECTION 7.3. ANNUAL REPORT. The annual report shall be delivered to the Shareholders each year in accordance with ss. 8-401 of Title 8.

                  SECTION 7.4. INSPECTION OF RECORDS. Shareholders shall have the right to inspect the books or records of the Trust to the extent permitted to shareholders of a corporation under ss. 2-512 and ss. 2-513 of the Maryland General Corporation Law (the "MGCL"), or any successor statute.

                                  ARTICLE VIII

                                   AMENDMENT

                  SECTION 8.1. BY SHAREHOLDERS. Except as provided in Sections 1.1, 4.1 and 8.2 hereof, and subject to the right of any class or series of Shares to vote as a class as set forth in the articles supplementary establishing such class or series, this Declaration of Trust may be amended only by the affirmative vote of at least a majority of all votes entitled to be cast thereon after the adoption of a resolution by the Board of Trustees setting forth the proposed amendment, declaring it to be advisable and directing that it be submitted to the Shareholders for consideration in accordance with Title 8; provided, however, that the affirmative votes of at least two-thirds of all votes entitled to be cast thereon, with each class voting as a separate class, shall be required for any amendment to Sections 2.1, 2.2, 4.1 (subject to the second sentence thereof), 5.1, 5.2, 6.12, 10.2,
11.2 or Article IX hereof or this Section 8.1.

                  SECTION 8.2. BY TRUSTEES. The Trustees, by a two-thirds vote, may amend provisions of this Declaration of Trust from time to time if they shall reasonably believe that such amendment is necessary or appropriate to enable the Trust to qualify as a real estate investment trust under the Code or under Title 8.

                  SECTION 8.3. NO OTHER AMENDMENT. This Declaration of Trust may not be amended except as provided in Section 4.1, this Article VIII and ss. 8-501 of Title 8.

                                   ARTICLE IX

                               DURATION OF TRUST

         The Trust shall continue perpetually unless terminated pursuant to any applicable provision of Title 8. The Trust may be voluntarily dissolved and its existence terminated only by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter (subject to the rights of any class or series to vote as a class as set forth in the articles supplementary establishing such class or series). The Trust may sell or otherwise dispose of all or substantially all of the Trust Property only by the affirmative vote of at least two-thirds of all votes entitled to be cast on the matter (subject to such class voting rights).

                                   ARTICLE X

                 LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
                              EMPLOYEES AND AGENTS

                  SECTION 10.1. LIMITATION OF SHAREHOLDER LIABILITY. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Property or the affairs of the Trust.

                  SECTION 10.2. LIMITATION OF TRUSTEE AND OFFICER LIABILITY. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 10.2, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (a) it is proven that the Trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received or (b) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act as the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. References in this Article X to Trustees or officers shall be deemed to refer to any Person who is or was a Trustee or officer of the Trust and any Person who, while a Trustee or officer of the Trust, is or was serving at the request of the Trust as a director, officer, partner, member, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise.

                  SECTION 10.3. EXPRESS EXCULPATORY CLAUSES IN INSTRUMENTS. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

                  SECTION 10.4.  INDEMNIFICATION AND ADVANCE FOR EXPENSES.

         (a) Any Person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Trust), by reason of the fact that he or she is or was a Trustee, officer, employee, or agent of the Trust, or is or was serving at the request of the Trust as a director, officer, incorporator, employee, partner, trustee, member or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be indemnified by the Trust to the fullest extent then permitted by Maryland law against expenses (including attorney's fees and disbursements), judgments, penalties, fines (including excise taxes assessed on a Person with respect to an employee benefit plan), and amounts paid in settlement incurred by him or her in connection with such action, suit or proceeding. Neither the amendment nor repeal of this Section 10.4, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 10.4, shall apply to or affect in any respect the applicability of the indemnification provided for herein with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Such right of indemnification shall continue as to a Person who has ceased to be a Trustee, director, officer, incorporator, employee, partner, trustee, member or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a Person. The indemnification provided by this Section 10.4 shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the Bylaws, by any agreement, by vote of Shareholders, by resolution of disinterested Trustees, by provision of law or otherwise. The Board of Trustees may take such actions as it may from time to time deem necessary or appropriate to carry out these indemnification provisions, and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by laws. Notwithstanding the foregoing, the Trust shall be required to indemnify a Person in connection with a proceeding initiated by such Person only if such proceeding was authorized by the Board of Trustees.

         (b) The Trust shall advance any Person who is eligible for indemnification for reasonable expenses incurred by such Person who is a party to a proceeding prior to the final disposition of the proceeding upon receipt by the Trust of (i) a written affirmation by such Person of such Person's good faith belief that the standard of conduct necessary under Maryland law for indemnification by the Trust as authorized in this Section 10.4 has been met and (ii) a written undertaking by or on behalf of such Person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met all in accordance with and to the extent permitted by Maryland law.

                                   ARTICLE XI

                                 MISCELLANEOUS

                  SECTION 11.1. GOVERNING LAW. The rights of all parties and the validity, construction and effect of every provision of this Declaration of Trust shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

                  SECTION 11.2. CERTAIN EXEMPTIONS. The provisions of Title 3, Subtitle 6 of the MGCL, entitled "Special Voting Requirements", shall not apply to business combinations involving the Trust and Insignia, any successor entity of the Trust or Insignia, any Affiliate of Insignia or such successor entity, Andrew L. Farkas or any Affiliate of Andrew L. Farkas (each, an "EXEMPTED SHAREHOLDER"), and the provisions of Title 3, Subtitle 7 of the MGCL, entitled "Voting Rights of Certain Control Shares" shall not apply to any acquisition of Shares by any Exempted Shareholder. For purposes of the exemption provided for in this Section 11.2, the determination of Affiliate status shall be made without reference to the presumption as to control set forth in Section 3-601(g) of the aforementioned Subtitle 6.

                  SECTION 11.3. RELIANCE BY THIRD PARTIES. Any certificate shall be final and conclusive as to any Person dealing with the Trust if executed by an individual who, according to the records of the Trust or of any recording office in which this Declaration of Trust may be recorded, appears to be the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identify of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) any action or vote taken, and the existence of a quorum at a meeting of Trustees or Shareholders;
(d) a copy of this Declaration of Trust or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration of Trust; (f) the termination of the Trust; or (g) the existence of any fact or facts which relate to the affairs of the Trust. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Trust by the Trustees or by any officer, employee or agent of the Trust.

             SECTION 11.4.  PROVISIONS IN CONFLICT WITH LAW OR REGULATIONS.
                            -----------------------------------------------

         (a) The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "CONFLICTING PROVISIONS") are in conflict with the REIT Provisions of the Code, Title 8 or any other applicable federal or state law, the Conflicting Provisions shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration of Trust pursuant to Article VIII; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination.

         (b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

                  SECTION 11.5. CONSTRUCTION. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts of this Declaration of Trust are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration of Trust.

                  SECTION 11.6. RECORDATION. This Declaration of Trust and any amendment or supplement hereto shall be filed for record with the State Department of Assessments and Taxation of the State of Maryland and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration of Trust or any amendment or supplement hereto in any office other than in the State Department of Assessments and Taxation of the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration of Trust or any amendment hereto. A restated Declaration of Trust shall, upon filing, be conclusive evidence of all amendments or supplements contained therein and may thereafter be referred to in lieu of the original Declaration of Trust and the various amendments or supplements thereto.

         FOURTH: The amendments to and the restatement of the Declaration of Trust set forth in these Articles of Amendment and Restatement were declared advisable by the Board of Trustees by unanimous written consent dated February 3, 1998, and were approved by the shareholders of the Trust at a meeting held on February 17, 1998, all in the manner prescribed by and in accordance with the provisions of Section 8-501 of the Corporations and Associations Article of the Maryland Annotated Code.

         FIFTH: The name and address of the current resident agent of the Trust are set forth in Section 1.2 of the Declaration of Trust set forth in Article THIRD hereof.

         SIXTH: As of the date hereof, the Trust has three Trustees. The names of those currently in office are Frank M. Garrison, James A. Aston and Andrew
L. Farkas.

         IN WITNESS WHEREOF, these Articles of Amendment and Restatement have been executed on February 17, 1998, by the undersigned Trustees, each of whom acknowledges this document to be the act of the Trust and that, to the best of his knowledge, information and belief and under the penalty of perjury, the matters and facts set forth herein are true and correct in all material respects.


                                            -----------------------------------
                                            Frank M. Garrison


                                            -----------------------------------
                                            James A. Aston


                                            -----------------------------------
                                            Andrew L. Farkas